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                                                                   EXHIBIT 20.1

Partners First Credit Card Master Trust (PRCMT)
Excess Spread Analysis - January 2002


                                                       Delinquencies
                         Monthly   Gross     Net
                 Excess  Payment Portfolio Charge-  30-59  60-89  90+    3-mos
                 Spread    Rate   Yield     Offs     days   days  days  Average
                 ---------------------------------------------------------------

Series 1998-3

   Dec-01        4.53%   9.49%    18.57%   10.02%   1.86%  1.48%  2.67%   4.53%
   Jan-02        4.64%   9.90%    18.36%    9.77%   1.66%  1.31%  2.71%   4.59%